THIRD AMENDMENT
                       TO RIGHTS AGREEMENT


           This Amendment, dated as of June 30, 1992, is among Phillips-Van Heusen Corporation, a Delaware corporation (the "Company"), The Chase Manhattan Bank, N.A., a national banking association (the "Resigning Rights Agent") and The Bank of New York, a New York banking corporation (the "Successor Rights Agent"), and amends the Rights Agreement, dated as of June 10, 1986, as amended on March 31, 1987 and as further amended on July 30, 1987 (the "Rights Agreement"), between the Company and the Resigning Rights Agent.

                            RECITALS

           A. The Company and the Resigning Rights Agent are currently parties to the Rights Agreement, under which the Resigning Rights Agent serves as Rights Agent.

           B. The Resigning Rights Agent intends to resign as Rights Agent; the Company intends to appoint the Successor Rights Agent to succeed the Resigning Rights Agent as Rights Agent; the Successor Rights Agent wishes to accept appointment as successor Rights Agent; and the parties hereto wish to make certain changes to the Rights Agreement to facilitate this succession.

          NOW, THEREFORE, the Company, the Resigning Rights Agent and the Successor Rights Agent agree as follows:

1.  Resigning Rights Agent

           Pursuant to Section 22 of the Rights Agreement, the Resigning Rights Agent hereby notifies the Company that it is resigning as Rights Agent under the Rights Agreement, its resignation to be effective as of midnight, New York time, June 30, 1992. The Company hereby accepts the resignation of the Resigning Rights Agent as Rights Agent and waives, with respect to the Company only, the requirement that 30 days' notice in writing of such resignation be provided by the Resigning Rights Agent.

2.  Appointment of Successor Rights Agent

           The Company hereby appoints the Successor Rights Agent as successor Rights Agent under the Rights Agreement, effective as of 12:01 a.m., New York time, July 1, 1992, and the Successor Rights Agent hereby accepts such appointment, subject to all the terms and conditions of the Rights Agreement as amended hereby.

3.  Amendments to Rights Agreement

           The parties hereto agree that the Rights Agreement shall be amended as provided below, effective as of the date of this Amendment except as may otherwise be provided below:

           (a)   From and after the time that the appointment  of
the Successor Rights Agent as successor Rights Agent is effective, all references in the Rights Agreement (including all exhibits thereto) to the Resigning Rights Agent as Rights Agent shall be deemed to refer to the Successor Rights Agent as successor Rights Agent. From and after the effective date of this Amendment, all references in the Rights Agreement to the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Agreement.

          (b) Section 3(d) of the Rights Agreement is amended as of the time of appointment of the Successor Rights Agent as successor Rights Agent by adding the following immediately after the legend appearing therein:

          On July 1, 1992, The Bank of New York succeeded The Chase Manhattan Bank, N.A. as
          Rights Agent.

The following legend may, in the alternative, be affixed:

          This  certificate also evidences and entitles
          the  holder hereof to certain rights  as  set
          forth in a Rights Agreement between Phillips-
          Van  Heusen Corporation and The Bank  of  New
          York (as successor Rights Agent), dated as of
          June  10,  1986 (the "Rights Agreement"),  as
          the  same shall be amended from time to time,
          the  terms  of  which are hereby incorporated
          herein by reference and a copy of which is on
          file  at  the principal executive offices  of
          Phillips-Van   Heusen   Corporation.    Under
          certain  circumstances, as set forth  in  the
          Rights   Agreement,  such  Rights   will   be
          evidenced by separate certificates and will no longer be evidenced by this certificate.
          Phillips-Van Heusen Corporation will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. Under certain circumstances, Rights beneficially owned by an Acquiring Person or any Affiliate or Associate thereof (as such terms are defined

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          in  the  Rights Agreement) and any subsequent
          holder of such rights may become null and void.

           (c) Section 8 of the Rights Agreement is amended by deleting the last sentence thereof and substituting therefor the following sentence: "The Rights Agent shall deliver all cancelled Right Certificates to the Company, or, at the written request of the Company, may (but shall not be required to) destroy such cancelled Rights Certificates.

           (d) Section 19 of the Rights Agreement is amended by adding the following sentence at the end of the first paragraph thereof: "The Company's reimbursement and indemnification obligations described in this paragraph shall survive the termination of this Agreement."

           (e) Section 21 of the Rights Agreement is amended by adding the following paragraph after paragraph (i) thereof:

                (j) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

           (f) Section 22 of the Rights Agreement is amended by inserting the words "the Rights Agent or" before the words "the registered holder of any Rights Certificate" in the last clause of the fourth sentence of that section.

           (g) Section 26 of the Rights Agreement is amended by deleting the name and address of the Resigning Rights Agent and substituting therefor the following:

          The Bank of New York
          101 Barclay Street
          22nd Floor
          New York, NY 10286
          Attention:  Equity Tender and Exchange Department

           (h) Section 30 of the Rights Agreement is amended by adding the following words at the end thereof: "provided, however, that the rights and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York".

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4.  Miscellaneous

           (a) Except as otherwise expressly provided, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement.

          (b) Each party hereto waives any requirement under the Rights Agreement that any additional notice be provided to it pertaining to the matters covered by this Amendment.

           (c) This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which counterparts shall together constitute but one and the same document.

           IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed, all as of the day and year first written above.

                              PHILLIPS-VAN HEUSEN CORPORATION


                              By     /s/ Pamela N. Hootkin
                                Its  Vice President


                              THE BANK OF NEW YORK,
                              as Rights Agent


                              By     /s/ John L. Shieroer
                                Its  Vice President


                              THE CHASE MANHATTAN BANK, N.A.


                              By     /s/ John E. Strain
                                Its  Vice President





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